Exhibit 99.1
Hillman Senior Credit and Subordinated Debt Expected to Be Refinanced
CINCINNATI, April 26 /PRNewswire/ — The Hillman Companies, Inc. (“Hillman” or the “Company”) (NYSE-Amex: HLM_P) previously announced that Oak Hill Capital Partners (“Oak Hill Capital”), a leading private equity firm, has entered into a definitive agreement to acquire Hillman from Code Hennessy & Simmons, Ontario Teachers’ Pension Plan and certain members of company management. Oak Hill Capital is investing in partnership with Hillman’s current management team, led by CEO Mick Hillman (the “Transaction”).
In connection with the Transaction, it is expected that Hillman’s existing Amended Senior Credit Facility and its Subordinated Debt Issuance will be refinanced. Hillman’s publicly traded trust preferred securities will remain outstanding, will not be converted or exchanged, and will continue to trade on the NYSE-AMEX.
The Company further expects to enter into a new $320 million Senior Secured Credit Facility and to issue approximately $150 million of Senior Unsecured Notes in connection with the Transaction.
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of over 60,000 SKUs, including fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico and South America, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories. Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Hillman or Oak Hill Capital following the acquisition of Hillman. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Hillman’s filings with the Securities and Exchange Commission. Neither Hillman nor Oak Hill Capital undertakes any duty to update any forward-looking statements made herein.